Exhibit 99(a)(10)

Cimarex Energy Co.

Supplement to Offer To Purchase For Cash
Any and All of the Outstanding
Floating Rate Convertible Senior Notes due 2023
CUSIP No. 55972FAE4

originally issued by

Magnum Hunter Resources, Inc.

THE EXPIRATION TIME OF THE OFFER HAS NOT CHANGED. THE OFFER AND
WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
AUGUST 5, 2005, AND MAY NOT BE EXTENDED, EXCEPT AS REQUIRED BY
APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE
"EXPIRATION TIME"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT
ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Enclosed is a Supplement, dated July 27, 2005 (the "Supplement"), to the Change in Control Notice and Offer to Purchase, dated July 6, 2005 (as amended by the Supplement and as it may be further amended from time to time, the "Offer to Purchase"), and a form of revised green Letter of Transmittal (the "Letter of Transmittal") relating to the offer by Cimarex Energy Co., a Delaware corporation (the "Company"), to purchase for cash all of its outstanding Floating Rate Convertible Senior Notes due 2023 (the "Notes") originally issued by Magnum Hunter Resources, Inc., a Nevada corporation ("Magnum Hunter"), from each holder thereof (each, a "Holder," and collectively, the "Holders") at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued but unpaid interest, including Liquidated Damages (as defined in the Offer to Purchase), if any, up to, but not including, the date on which the Expiration Time occurs (the "Repurchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended by the Supplement, and the Letter of Transmittal (collectively, the "Offer").

        The Supplement clarifies the withdrawal rights of Holders and certain disclosure obligations of the Company, amends the condition to the Offer, and eliminates any right that the Company may have to terminate the Offer.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name.

        Enclosed is a copy of each of the following documents:

          1.     The Supplement, dated July 27, 2005, to the original Offer to Purchase.

          2.     Revised green Letter of Transmittal for your use in connection with the tender of Notes and for the information of your clients. Note that because the Company is required to withhold a portion of the Repurchase Price from certain Non-U.S. Holders (as defined in the Offer to Purchase) pursuant to the provisions of the Code enacted as part of the Foreign Investment in Real Property Tax Act, each Letter of Transmittal must be accompanied by a properly completed and duly executed Certificate of Non-Foreign Status—Individual Transferor, Certificate of Non-Foreign Status—Entity Transferor, or Foreign Holder Ownership Affidavit, as applicable, as described in the Letter of Transmittal, with respect to each tendering beneficial owner of Notes. Copies of each of these forms are attached to the Letter of Transmittal. Failure by a Holder to provide the applicable form with respect to a tendering beneficial owner, properly completed and duly executed by such tendering beneficial owner, will result in the Depositary withholding 10% of the Repurchase Price with respect to such tendering beneficial owner from such Holder and remitting such amount to the Internal Revenue Service, as more fully described in the Offer to Purchase.

          3.     A supplemental letter that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee with space provided for obtaining the clients' instructions with regard to the Offer.

        Your prompt action is requested. The Expiration Time of the Offer has not changed. The Offer will expire at the Expiration Time, which is 5:00 P.M., New York City time, on August 5, 2005, unless extended. Notes tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase, at any time at or prior to the Expiration Time. In addition, Notes tendered pursuant to the Offer that have not been accepted for payment may be withdrawn at any time after the expiration of 40 business days from the commencement of the Offer subject to the procedures described in the Offer to Purchase.

        Deutsche Bank Trust Company Americas is the depositary and the information agent for the Offer.

        To tender Notes in the Offer, certificates for Notes (or confirmation of a book-entry transfer of Notes into the depositary's account at The Depository Trust Company) and a duly executed and properly completed revised green Letter of Transmittal or a manually signed facsimile thereof, together with any other required documents, or receipt of an Agent's Message (as defined in the Offer to Purchase), must be received by the depositary as indicated in the Offer to Purchase. In addition, if Notes are tendered in physical form, the form on the reverse side of such Notes entitled "Option to Elect Repurchase Upon a Change in Control" must be completed and signed, with such Notes duly endorsed for transfer.

        Holders who have previously validly tendered Notes pursuant to the Offer and not properly withdrawn such Notes must deliver to the depositary, and the depositary must receive, at or prior to the Expiration Time, either the revised green Letter of Transmittal included herewith or a new agent's message accepting the terms of the Offer, as amended, in order to receive the Repurchase Price pursuant to the Offer, if Notes are accepted and paid for by the Company pursuant to the Offer.

        The Company will not pay any fee or commissions to any broker, dealer or other person (other than the depositary and the information agent as described in the Offer to Purchase) in connection with the Offer. However, the Company will reimburse you for your reasonable out-of-pocket mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer tax payable with respect to the transfer of Notes to it except as otherwise provided in Instruction 7 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent, at (800) 735-7777 or at the address set forth on the back cover of the Offer to Purchase.

                      Very truly yours,

                      CIMAREX ENERGY CO.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE, THE SUPPLEMENT THERETO, OR THE REVISED LETTER OF TRANSMITTAL.